Exhibit 10.1
MARITRANS INC
EXCESS BENEFIT PLAN
as Amended and Restated Effective January 1, 2005
          WHEREAS, Maritrans Inc. (the “Company”) sponsors the Retirement Plan of Maritrans Inc. (the “Retirement Plan”) and the Profit Sharing Plan and Savings Plan of Maritrans Inc. (the “Profit Sharing Plan”) for those of its employees eligible to participate; and
          WHEREAS, the Company maintains the Retirement Plan and the Profit Sharing Plan in conformance with the requirements of the Internal Revenue Code of 1986, as amended (the “Code”) and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and
          WHEREAS, the requirements of the Code do not permit either the Retirement Plan or the Profit Sharing Plan to provide benefits to, or contributions for, any participant in excess of the monetary limits imposed by Section 415 of the Code or to base such benefits or contributions on compensation in excess of the monetary limits imposed by Section 401(a)(17) of the Code (both as indexed); and
          WHEREAS, the Company is permitted by ERISA to establish an unfunded plan to provide for the payments of benefits to, and contributions for, certain employees to supplement the benefits paid under the Retirement Plan, or contributions made to the Profit Sharing Plan, which would otherwise exceed the limits imposed, and, therefore, the Company also sponsors this Excess Benefit Plan (the “Plan”), which was originally effective as of January 1, 1983, for the benefit of certain of its employees to accomplish the objectives discussed above; and
          WHEREAS, under Section 409A of the Code, certain changes to the Plan are now required or desirable, and pursuant to Section 9.1, the Board of Directors of the Company (the “Board”) may amend the Plan;
          WHEREAS, the Board desires to delegate authority to the Compensation Committee of the Board to amend the Plan;
          WHEREAS, the Board desires to delegate authority to the Retirement Plans Committee of Maritrans Inc. to administer the Plan;
          NOW THEREFORE, the Plan is amended and restated in its entirety, effective as of January 1, 2005; provided, however, that the Plan, as adopted, shall apply only to an employee who begins to receive a benefit or terminates employment on or after January 1, 2005. The rights and benefits of any other employee shall be determined under the Plan as in effect on the date that the employee’s employment terminated.

ARTICLE I
DEFINITIONS
     Account. “Account” means, with respect to a Participant, the Account established on the books of account of the Company, pursuant to Article IV.
     Actuarial Equivalent. “Actuarial Equivalent” means a benefit of equivalent value determined in accordance with the actuarial factors and assumptions used for the same purpose under the Retirement Plan
     Affiliate. “Affiliate” means any firm, partnership, or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Maritrans.
     Benefit. “Benefit” means the benefit to which a Participant, surviving spouse, or beneficiary is entitled in accordance with Articles III and IV.
     Board. “Board” means the Board of Directors of Maritrans Inc.
     Change of Control. “Change of Control” means a Change of Control as defined under the Maritrans Inc. 2005 Omnibus Equity Compensation Plan.
     Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     Committee. “Committee” means the Retirement Plans Committee of Maritrans, Inc.
     Company. “Company” means Maritrans Inc. and its Affiliates that are participating employers under the Retirement Plan and the Profit Sharing Plan.
     Compensation Committee. “Compensation Committee” means the Compensation Committee of the Board.
     Credited Service. “Credited Service” means Credited Service as defined under the Retirement Plan.
     Early Retirement Date. “Early Retirement Date” means the Participant’s Optional Early Retirement Date as defined in Section 5.2 of the Retirement Plan.
     Effective Date. “Effective Date” means January 1, 2005. The original effective date was January 1, 1983.
     Eligible Employee. “Eligible Employee” means any Employee who is a participant in the Retirement Plan whose benefit under the Retirement Plan upon retirement would be reduced so as not to violate the monetary limits imposed by Section 415 or Section 401(a)(17) of the Code, or any Employee who is a participant in the Profit Sharing Plan for whom an additional contribution by the Company would have been made to the Profit Sharing Plan but for the monetary limits imposed by Sections 415 or Section 401(a)(17) of the Code.

     Employee. “Employee” means any executive employee of the Company employed on a regular, full-time basis who is a member of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
     Employment Termination Date. “Employment Termination Date” means the date on which the active employment of the Employee by the Company is terminated.
     Entry Date. “Entry Date” means each April 1 of each Plan Year.
     ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     Key Employee. “Key Employee” means an employee who, at any time during the 12-month period ending on the identification date (defined below), is (i) an officer of the Company or a member of its controlled group (as determined for purposes of section 416(i) of the Code) who has annual compensation greater than $135,000 (or such other amount as may be in effect under Section 416(i)(1) of the Code), (ii) a 5% owner of the Company or (iii) a 1% owner of the Company who has annual compensation greater than $150,000. The identification date shall be each December 31, and the determination of Key Employees as of such identification date shall apply for the 12-month period following April 1 after the identification date. The determination of Key Employees, including the number and identity of persons considered officers, shall be made by the Committee in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder
     Maritrans. “Maritrans” means Maritrans Inc.
     Participant. “Participant” means any Eligible Employee who becomes a Participant as set forth in Article II. In the event of the death or incompetency of a Participant, the term shall mean the Participant’s personal representative or guardian.
     Plan. “Plan” means the Excess Benefit Plan.
     Plan Year. “Plan Year” means each calendar year during which the Plan is in effect.
     Postponement Period. “Postponement Period” means, for a Key Employee, the period of six months after separation from service (or such other period as may be required by Section 409A), during which Plan benefits may not be paid to the Key Employee by reason of the provisions of Section 409A of the Code.
     Pre-2005 Account. “Pre-2005 Account” means the portion of the Participant’s Account that is attributable to amounts that were accrued and vested prior to January 1, 2005.
     Profit Sharing Plan. “Profit Sharing Plan” means the Profit Sharing and Savings Plan of Maritrans Inc.

     Profit Sharing Plan Supplemental Benefit. “Profit Sharing Plan Supplemental Benefit” means the Benefit determined under Article IV of the Plan.
     Qualified Domestic Relations Order. “Qualified Domestic Relations Order” means a Qualified Domestic Relations Order as defined under the Retirement Plan.
     Retirement Plan. “Retirement Plan” means the Retirement Plan of Maritrans Inc.
     Retirement Plan Supplemental Benefit. “Retirement Plan Supplemental Benefit” means the Benefit determined under Article III of the Plan.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
     2.1 Prior Participants. Each Participant in the Plan prior to December 31, 2005 will continue to participate in the Plan as of such date provided that the Participant has an accrued benefit under the Plan as of that date.
     2.2 New Participants. Each other Employee who becomes an Eligible Employee will participate in the Plan as of the Entry Date following the attainment of his status as an Eligible Employee. Within 30 days of the date an Eligible Employee first becomes a Participant, such Participant shall irrevocably elect a schedule for payment of the Benefit in his Account as described in Section 6.2(A).
ARTICLE III
RETIREMENT PLAN SUPPLEMENTAL BENEFIT
     3.1 Determination of Benefit. The benefit payable to any vested Participant hereunder shall be a monthly amount equal to the difference between (i) the monthly amount that would be payable to such Participant under the Retirement Plan if the limits contained therein to conform with the requirements of Sections 415 and 401(a)(17) of the Code had been ignored, and (ii) the monthly amount actually payable to such Participant under the Retirement Plan.
     3.2 Vesting. For the purposes of this Article III, except in the case of death or a termination without “cause” within 12 months following a Change of Control, a Participant whose employment is terminated before he has earned a vested benefit under the Retirement Plan shall not be entitled to any benefits under this Plan. A Participant who has earned the right to a vested benefit under the Retirement Plan, or who dies or terminates employment without “cause” (as defined in accordance with the Company’s personnel policies), shall be entitled to receive his Benefit as determined under Section 3.1.
     3.3 Actuarial Equivalent. The Committee shall approve, and may from time to time change, the tables, methods and assumptions pursuant to which an actuarially equivalent benefit is calculated under the Plan. If a Change of Control occurs, the methodology used to calculate actuarial equivalence under the Plan immediately before the Change in Control shall be used to calculate actuarial equivalence for purposes of all benefits payable under the Plan on and after the Change of Control.
ARTICLE IV
PROFIT SHARING PLAN SUPPLEMENTAL BENEFIT
     4.1 Credits to Account. The Company shall create and maintain on its books an unfunded Account for each Participant to which it shall credit annually the amount of any Company contribution which is not contributed to the Profit Sharing Plan by operation of Sections 415 or 401(a)(17) of the Code, but which hypothetically would have been contributed on behalf of the Participant if no such limits existed. Such hypothetical amount, if any, shall be credited to the Account at such time as Company contributions are otherwise made to the Profit Sharing Plan.
     4.2. Interest Credits. As of the first day of each calendar quarter, the Company shall also credit to the Account a hypothetical sum which is equal to the product of (i) the average balance in the Account for the previous quarter (without regard to any debits made at the end of such quarter), multiplied by (ii) the rate of interest then being earned by the stable income fund in the Profit Sharing Plan. Such credits shall be made regardless of whether any other credits are then made to the Account or whether the Participant is then in the employ of the Company (until distribution is made).
     4.3 Vested Benefit. Upon a Participant’s termination of employment, the Participant’s Account shall be debited by (i) the amount of any Company contributions that would have been forfeited by the Participant pursuant to the terms of the Profit Sharing Plan had such an amount been contributed to such Plan and (ii) the amount of interest credited to the Account with respect to such debited amounts. The amount of a Participant’s benefit under this Article IV shall be equal to the remaining (vested) balance of the Participant’s Account. Notwithstanding the foregoing, each Participant who is actively employed shall become fully vested upon death or a Change of Control.
ARTICLE V
DEATH BENEFITS
     5.1 Retirement Plan Death Benefit. In the event that the death benefit payable to the surviving spouse or contingent annuitant designated in a retired Participant’s benefit election under the Retirement Plan (but not the insured death benefit under Section 7.1 of the Retirement Plan), or the pre-retirement death benefit payable under Section 5.4 of the Retirement Plan is reduced on account of a reduction in the benefit being paid or otherwise payable to the Participant upon retirement because of the monetary limits imposed by Sections 415 or 401(a)(17) of the Code, such beneficiary shall be entitled to a benefit under the Plan equal to the excess of (i) the amount that would have been payable to the beneficiary or contingent annuitant under the Retirement Plan if the limits contained therein to conform with the requirements of Sections 415 or 401(a)(17) of the Code had been ignored, over (ii) the amount actually payable to such beneficiary or contingent annuitant under the Retirement Plan.
     5.2 Profit Sharing Plan Death Benefit. Notwithstanding a Participant’s election, if there is a balance in a Participant’s Account on the date of a Participant’s death while actively employed, then the entire balance in the Participant’s Account as of the end of the calendar quarter following such date shall be paid at the end of such quarter to the Participant’s beneficiary under the Profit Sharing Plan. If there is a balance in a Participant’s Account on the date of a Participant’s death after payment of benefits has commenced, benefits will continue to be paid to the beneficiary according to the schedule elected by the Participant.
ARTICLE VI
DISTRIBUTION OF SUPPLEMENTAL BENEFITS
     6.1 Retirement Plan Supplement
          A. Vested Grandfathered Benefits as of December 31, 2004. For those Participants who terminated employment prior to January 1, 2005, Retirement Plan Supplemental Benefits will be paid in accordance with the provisions of the Plan as in effect as of October 3, 2004.
          B. Retirement Plan Supplemental Benefits Payable After December 31, 2004. Subject to Sections 6.3 and 6.4, the monthly Retirement Plan Supplemental Benefit due to a Participant under the Plan shall normally be paid in the form of a life and 10 year certain and continuous annuity and shall continue to be paid as long as a monthly amount is payable to the Participant or, in the event of the death of the Participant before payments have been made for 10 years, the Participant’s beneficiary. At least 30 days prior to commencement of benefits herein, the Participant may elect to have an actuarially equivalent benefit paid in any form available under the Retirement Plan on such form as prescribed by the Committee. Notwithstanding the foregoing, the forms of benefit available under the Plan are intended to comply with the final regulations under section 409A and are subject to change.
          C. Subsequent Deferral of Payment. Notwithstanding the foregoing, a Participant may defer commencement of benefits under the Plan for 5 years by making an election to that effect no later than 12 months prior to his Early Retirement Date, that is, 12 months prior to the date on which he would both attain age 55 and complete 15 years of Credited Service.
     6.2 Profit Sharing Plan Supplement
          A. Form of Benefit. Subject to Section 6.2 D., within 30 days of the date an Eligible Employee first becomes a Participant, an Eligible Employee shall irrevocably elect one of the following schedules or the payment of his vested Profit Sharing Plan Supplemental Benefits accrued under the Article IV, if any:
               (1) Payment in a lump sum at the end of the quarter following the Participant’s termination of employment; or
               (2) Payment in five annual installments commencing at the end of the quarter following the Participant’s termination of employment, with the first installment equal to one-fifth of the amount of the balance in the Participant’s Account attributable to the benefits earned during such year (hypothetical contributions credited with respect to that year plus interest thereon), the second installment equal to one-fourth of such balance in the Account, the third installment equal to one-third of the balance in such Account the fourth installment equal to one-half of the balance in such Account and the fifth installment equal to the entire balance remaining in the Account. In determining the balance remaining in a Participant’s Account for the purposes hereof, hypothetical interest shall continue to be credited in accordance with the provisions of Section 4.2 until the Account has been distributed.
Such election shall continue to apply in each succeeding calendar year.
          B. Pre-2005 Account. The Pre-2005 Account shall be paid according to the terms of the Plan as in effect as of October 3, 2004.
          C. Transition Elections Made by December 31, 2006. Notwithstanding the forgoing, in accordance with procedures established by the Committee and no later than December 31, 2006, Participants may make a one time election regarding the timing and form of Profit Sharing Supplemental Benefits that would otherwise be payable at any time on or after January 1, 2007.
          D. Subsequent Deferral of Payment. Notwithstanding the foregoing, a Participant may defer the payment of his Profit Sharing Supplemental Benefit for 5 years by making an election to that effect no later than 12 months prior to his Employment Termination Date. Such election shall not take effect for 12 months.
          E. Payment of Benefits. Upon termination of a Participant’s employment with the Company, the Participant’s Account shall be debited and such Participant (or, in the event of death, the Participant’s beneficiary under the Profit Sharing Plan) shall receive from the Company’s general assets the benefit due hereunder at the time determined pursuant to Section 6.2.
In the event that no timely election is made for a given year, payment of contributions credited for such year and interest thereon shall be made in accordance with Section 6.2A.(2).
     6.3 Payments to Key Employees. Notwithstanding anything to the contrary, effective January 1, 2005, if required by section 409A of the Code, no benefits shall be paid to a Participant who is a Key Employee during the Postponement Period. If a Participant is a Key

Employee and payment of benefits under the Plan is required to be delayed for the Postponement Period, the accumulated amounts withheld on account of section 409A of the Code shall be paid in a lump sum payment within 30 business days after the end of the Postponement Period. If the Participant dies during the Postponement Period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the beneficiary within 60 business days after the Participant’s death. If payment of the Participant’s Benefit is postponed, the Benefit shall be calculated as of the date that is five business days prior to the distribution date.
     6.4 Change of Control. Subject to Section 6.3, in the event of a Change of Control, a Participant shall receive payment of the Participant’s Benefit in one lump sum as soon as administratively practicable following such Change of Control.
     6.5 Automatic Lump Sum Payment. Notwithstanding any provision of the Plan to the contrary: (a) if the vested balance of the Participant’s Account does not exceed $10,000 as of the Participant’s Employment Termination Date, such Participant’s Profit Sharing Supplemental Benefit shall be paid in a lump sum; and (b) if the actuarial equivalent of the vested value of the Participant’s Retirement Plan Supplemental Benefit does not exceed $5,000, such Benefit shall be paid in a lump sum. Subject to Section 6.3, payments made pursuant to this Section 6.5 shall be paid as soon as practicable following the Participant’s Employment Termination Date and no later than the 15th day of the third month following the Employment Termination Date.
ARTICLE VII
ADMINISTRATION OF THE PLAN AND DISCRETION
     7.1 The Committee shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations, including factual determinations, and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Committee arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Company, the Board, all Employees, all Beneficiaries and all other persons and entities having an interest therein.
     7.2 The Committee shall serve without compensation for services unless otherwise determined by the Board. The Company shall pay all expenses of administering the Plan except as otherwise determined by the Committee.
     7.3 The Company shall indemnify and hold harmless the Committee from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.
     7.4 Any decisions, actions or interpretations to be made under the Plan by the Company, the Board, the Compensation Committee acting on behalf of the Company, or the Committee acting on behalf of the Company, shall be made in its respective sole discretion, not as a fiduciary and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.
     7.5 Each Participant, by participating in the Plan, agrees to be bound by the terms and conditions of the Plan and acknowledges the authority and discretion of the Committee.
ARTICLE VIII
FUNDING
     8.1 Any amount to be paid under the terms of this Plan shall be paid from the general assets of the Company and shall constitute a general liability thereof. Nothing contained herein shall require the Company to establish a trust or to otherwise provide a separate fund for the payment of amounts due hereunder.
ARTICLE IX
MISCELLANEOUS
     9.1 Amendment and Termination. The Company hopes and expects to continue the Plan indefinitely. Nevertheless, the Company reserves the right to unilaterally suspend, terminate or completely discontinue the Plan, by written resolution of the Board at any time. In addition, the Company, acting by written resolution, may unilaterally amend or modify the Plan at any time and has delegated such authority to the Compensation Committee of the Board. Notwithstanding the foregoing, no such action shall adversely affect the rights of former Participants who have retired or terminated employment nor adversely affect or decrease the amount of the accrued benefit of any Participant unless such amendment is required to comply with applicable law. Following termination of the Plan, Participants shall be entitled to a distribution of their accrued vested benefit payable under Article III or Article IV hereof, as applicable, calculated as if the Participant had retired under the Retirement Plan or the Profit Sharing Plan on the date of such action. The Company shall distribute to each Participant, in a lump sum payment, the balance of the Participant’s Account as soon as administratively practicable after the date the termination occurs; provided, further, that, with respect to the portion of the Participant’s Account attributable to the amounts accrued and vested after December 31, 2004, no such distribution may occur unless such termination is on account of a reason described in Prop. Treas. Reg. §1.409A-3(h)(2)(viii) (or any successor regulation thereto) and the requirements of such regulations, as applicable, are met.
     9.2 Claims Procedure.
          (a) Claim. A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Committee, setting forth the claim.
          (b) Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety days for reasonable cause.
     If the claim is denied in whole or in part, the Claimant shall be provided a written or electronic opinion, using language calculated to be understood by the Claimant, setting forth:
     (i) The specific reason or reasons for such denial;
     (ii) The specific reference to pertinent provisions of this Plan on which such denial is based;
     (iii) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary; and
     (iv) an explanation of the claim review procedure set forth in this Section, including a statement that the claimant is eligible to bring a civil action in federal court under Section 502 of ERISA to appeal any adverse decision on review.
          (c) Request for Review. Within sixty days after the receipt by the Claimant of the written opinion described above, the Claimant (or his representative) may request in writing that the Compensation Committee review the determination of the Committee. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comment in writing for consideration by the Compensation Committee. In connection with such review, the Claimant or his duly authorized representative may submit written comments, documents, records, and other information relating to the claim for benefits (regardless of whether such information was considered as part of the initial claim for benefits) to the Compensation Committee for review and consideration. The Claimant or his duly authorized representative shall also be entitled to receive, upon request and free of charge, access to and copies of, all documents, records and other information that is relevant to the appeal. If the Claimant does not request a review of the initial determination within such sixty-day period, the Claimant shall be barred and estopped from challenging the determination.
          (d) Review of Decision. Within sixty days after the Compensation Committee’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Compensation Committee will render a written or electronic opinion, written in a manner calculated to be understood by the Claimant, setting forth (1) the specific reasons for the decision, (2) specific references to the pertinent provisions of this Plan on which the decision is based, (3) a statement that the Claimant is entitled to receive, upon request and free of charge, access to and copies of, all documents, records and other information that is relevant to the claim for benefits and (4) a statement that the Claimant is eligible to bring a civil action in federal court under Section 502 of ERISA to pursue the claim for benefits. If special circumstances require that the sixty day time period be extended, the Compensation Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty days after receipt of the request for review.
     9.3 Limitation of Participant’s Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company, nor shall it interfere with the rights of the Company to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan. Any amounts payable hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Company for the benefit of its employees.
     9.4 No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action that is deemed by it to be appropriate or in its best interest. No Participant, beneficiary, or other person shall have any claim against the Company as a result of such action.
     9.5 Nonalienation of Benefits. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to (a) any entity or partnership which acquires all or substantially all of the Company’s assets or (b) any corporation or partnership into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, Committees or successors in interest.
     9.6 Qualified Domestic Relations Orders. Notwithstanding the foregoing, the Committee shall direct the Trustee to comply with a Qualified Domestic Relations Order. Upon receipt of any judgment, decree or order (including approval of a property settlement agreement relating to the provision of payment by the Plan to an Alternate Payee pursuant to a state domestic relations law), the Committee shall promptly notify the affected Participant and any Alternate Payee of the receipt of such judgment, decree or order and shall notify the affected Participant and any Alternate Payee of the Committee’s procedure for determining whether or not the judgment, decree or order is a Qualified Domestic Relations Order. Payments under this Section 9.6 shall not be subject to Section 6.3. The Committee shall establish a procedure to determine the status of a judgment, decree or order as a Qualified Domestic Relations Order and to administer Plan distributions in accordance with Qualified Domestic Relations Orders. Such procedure shall be in writing, shall include a provision specifying the notification requirements enumerated above, shall permit an Alternate Payee to designate a representative for receipt of communications from the Committee and shall include such other provisions as the Committee shall determine, including provisions required under applicable regulations.
     9.7 Unfunded Status of Plan. Any amount to be paid under the terms of this Plan shall be paid from the general assets of the Company and shall constitute a general liability thereof, except to the extent a contribution has been made therefor to the Trust or the Trust Fund. Nothing contained herein shall require the Company to establish a trust as to otherwise provide a separate fund for the payment of amounts due hereunder prior to the time any such amount becomes due and payable.
     9.8 Information Requirements. In order to be eligible to receive payments under this Program, the Participant or the Participant’s spouse, contingent annuitant or beneficiary shall provide written proof of the date of birth and marriage, if applicable, of the Participant or the surviving spouse or beneficiary, as applicable to the Company. Each individual entitled to a benefit hereunder shall be responsible for furnishing the Company with the current and proper address for the mailing of notices, reports and benefit payments. Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. [If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the individual entitled to the payment furnishes the proper address.]
     9.9 Withholding Taxes. If the Company is required to withhold amounts under applicable Federal, state or local tax laws, rules or regulations, the Company shall be entitled to deduct and withhold such amounts from any cash payment, whether made pursuant to this Plan or otherwise, to be made by the Company to the person with respect to whom such withholding arises.
     9.10 Binding Upon Successors. The rights and obligations created hereunder shall be binding on a Participant’s heirs, executors and administrators and on the successors and assigns of the Company.
     9.11 Reliance on Data. The Company and all other persons associated with the Plan’s operation shall have the right to rely on the veracity and accuracy of any required written data provided by the Participant or any other individual including representation of age, health and marital status.
     9.12 Not Compensation Under Other Plans. Any benefit payable under the Plan shall not be deemed salary or other compensation for the purpose of computing benefits under any employee benefit plans or other arrangement of the Company for the benefit of its employees.
     9.13 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
     9.14 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the state of Florida, without reference to the principles of conflict of laws.

     9.15 Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.
     9.16 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.
     9.17 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Committee, or to such other entity as the Committee may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.